EXHIBIT 99.1

CHARMING SHOPPES, INC. PROVIDES OUTLOOK FOR FISCAL YEAR 2007 AND FIRST QUARTER

Bensalem, PA, February 9, 2006 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, is today providing a sales and earnings outlook for the fiscal year ending February 3, 2007, and the first quarter ending April 29, 2006.

During fiscal year 2007, the Company is executing several strategic initiatives to drive growth in, revenues and profits and to continue to increase shareholder value over the next three to four years.

The Company’s plans include an acceleration of the Company’s new store opening plan, primarily in the Lane Bryant brand. An essential component of growth at Lane Bryant includes expansion of our intimate apparel brand, Cacique®, through a new Lane Bryant store concept. This new side-by-side concept has been in test-mode during the past year, with six stores currently in operation, and will begin its roll-out in fiscal year 2007. The majority of full-line store openings for Lane Bryant are expected to be in this new, larger format store.

Additionally, the Company plans to enter the outlet channel, through Lane Bryant® Outlet, during July and August 2006, with the opening of approximately 75 to 80 outlet stores in locations acquired through the assumption of store leases from Retail Brand Alliance.

The Company will continue to build its infrastructure to prepare for the launch of new catalog offerings, and the launch of the Lane Bryant catalog late in 2007. The Company is also preparing for accelerated growth in e-commerce, and will add cross-channel selling tools to further enhance sales growth.

The Company is basing its sales and earnings guidance for fiscal year 2007 on the following assumptions:

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Projected Sales Revenue: For the fiscal year ending February 3, 2007, the Company projects total sales of approximately $3.05 to $3.10 billion, an increase of approximately 11% - 13% compared to sales of approximately $2.75 billion for the unaudited fiscal year ended January 28, 2006. This projection assumes consolidated comparable store sales increases of low single digits for the Company’s retail stores segment. Fiscal year 2007 is a 53-week year, with the fourth quarter including 14 weeks.

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Lane Bryant Outlet Stores. As announced on December 8, 2005, the Company plans to open approximately 75 to 80 Lane Bryant Outlet stores during July and August 2006. The agreement to assume the leases on these store locations is effective April 1, 2006. As a result, the Company will begin expensing occupancy and other pre-opening operating expenses -as of April 1, 2006 of approximately $8,500,000 pretax ($5,000,000 after tax or $0.04 per diluted share). These expenses are included in the Company’s projections for the first and second fiscal quarters. The outlet stores average 7,800 square feet and are expected to operate at revenue and operating margin levels that meet or exceed those of Lane Bryant’s average retail store units. The Company expects the Lane Bryant Outlet stores to generate fiscal year 2007 revenues of approximately $50 - $60 million, and to reach profitability during the third fiscal quarter, their first quarter of operation.

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Stock-based Compensation - The Company has adopted SFAS 123R (“Share-Based Payment”), effective with the beginning of fiscal year 2007. The Company estimates compensation expense related to this adoption to increase by approximately $3,000,000 pretax ($2,000,000 after tax or $0.02 per diluted share), applied ratably throughout the four quarters of fiscal year 2007.

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New Store Opening Plan - The Company’s real estate strategy will continue to be focused on supporting growth in the plus-size businesses, as well as introducing the Lane Bryant Outlet store channel. Plans are for the opening of approximately 155 - 160 new stores in fiscal year 2007 including the opening of approximately 75 - 80 outlet stores. During fiscal year 2006, Lane Bryant introduced a new store concept, the side-by-side Cacique Double Platinum. The new design pairs Lane Bryant’s casual and wear-to-work sportswear assortments with an expanded line of Cacique intimates, presented in a double store-front using the nameplates Cacique and Lane Bryant. The majority of Lane Bryant retail store openings will be in the Cacique Double Platinum format, which are planned to produce annual store revenues of $1.6 million to $1.8 million. This larger footprint of approximately 7,000 square feet per store as compared with the standard strip and lifestyle center store footprint of approximately 5,500 square feet. By brand, approximate store plans are:

	Openings	Relocations	Closings
Lane Bryant	60	35	15
Lane Bryant Outlet	75 - 80	0	0
Catherines Plus Sizes	5	15	15
Fashion Bug	15	35	20
Total	155 - 160	85	50

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The Company’s projection for total square footage at the end of the fiscal year ending February 3, 2007 is approximately 16.1 million square feet, an increase of 5%, compared to approximately 15.4 million square feet at the end of the fiscal year ended January 28, 2006.

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Interest Expense is projected at approximately $17 million for the year. This represents a decrease from fiscal year 2006, as a result of planned repayments of the Company’s revolving debt during fiscal year 2007.

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Gross Margin: The Company projects its reported gross margin to be in a range of 29.0% - 29.5% of sales for the fiscal year ending February 3, 2007. The Company’s retail store brands are each expected to perform with improved merchandise margins. Gross margins for the Company’s catalog brands include catalog advertising expense, and as a result operate at lower gross margins than do- the Company’s retail stores. This results in a slightly lower consolidated gross margin than that at which the Company has operated in prior periods.

Expenses: The Company estimates that Selling, General and Administrative expenses, as a percent of sales, will be approximately 23.5% - 24.0% for the fiscal year ending February 3, 2007. SG&A expense for the Company’s catalog brands runs at lower levels than do the Company’s retail stores. This results in a slightly improved consolidated rate of SG&A expense than that at which the Company has operated in prior periods.

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Depreciation and Amortization (D&A) is projected in a range of $80 - $85 million for the -fiscal year 2007. Gross Capital Expenditures, before construction allowances of approximately $20 million, are projected at $130 - $140 million. Approximately three-quarters of the Company’s capital expenditure plan supports store development, including openings, relocations, and store improvements. The remainder is primarily planned for improvements in the Company’s information technology and corporate infrastructure.

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Projected Earnings Per Share for Fiscal Year 2007: For the fiscal year ending February 3, 2007, the Company projects diluted earnings per share in the range of $0.81 - $0.83. This projection is based on weighted average diluted shares of 138 million, and incorporates the impact of SFAS 123R and the impact of rent expense related to the outlet store openings as described above. The Company’s tax rate is projected in a range of 36% to 36.5% for the fiscal year ending February 3, 2007.

Outlook for the First Quarter ending April 29, 2006:

For the first quarter ending April 29, 2006, the Company projects diluted earnings per share in the range of $0.23 - $0.25. This projection assumes total sales in a range of $735 to $745 million and comparable store sales increases of low single digits for the consolidated corporation. For the corresponding period ended April 30, 2006, which included record net income for the first quarter, diluted earnings per share were $0.23.

Charming Shoppes, Inc. will host its Fourth Quarter Fiscal 2006 earnings conference call on Wednesday, March 15, 2006, at 9:15 am Eastern time.

At January 28, 2006, Charming Shoppes, Inc. operated 2,236 stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company’s business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955